Exhibit 10  (iii) 30.

AMENDMENT NUMBER NINE
IT CORPORATION RETIREMENT PLAN
1993 RESTATEMENT

The IT Corporation Retirement Plan is hereby amended, effective November 1, 1999, as follows:

1. Section 2.22(b) shall be amended in its entirety to read as follows:

         (b) In the case of any employee other than an Employee described in (a) above, such Employee shall not, for purposes of determining his Employment Commencement Date, be deemed to have commenced employment with the Company prior to the date on which such entity became affiliated with the Company; except that in the case of business entities that became Affiliated Companies or divisions or operating units of the Company (whether through stock or assets transactions), the Company may, in its sole discretion, establish a prior date as of which such entity is deemed to have become an Affiliated Company or division or operating unit of the Company or an Affiliated Company for purposes of establishing the Employment Commencement Dates of employees of such entity. In addition, in the case of Employees who join the Company following service with an unrelated entity performing services at a site pursuant to a contract (“Contract Site Employees”), and the provisions of which services has been assumed by the Company, the Committee may, in its discretion, establish a date prior to actual employment with the Company as such Employees’ Employment Commencement Date; provided that if there are more than 700 Contract Site Employees at such site who are otherwise eligible to participate in the Plan (without regard to their actual service), the Committee’s action to modify the Employment Commencement Date must be ratified by the Board of Directors. In establishing any such deemed Employment

Commencement Dates, the Company may prescribe and apply such rules as it deems necessary or appropriate in a non-discriminatory manner (whether such rules are applied by the Company to all or only a portion of such employees).

2. Section 2.26(d) shall be amended in its entirety to read as follows:

         (d) Hours of Service of an Employee of a business entity newly affiliated with the Company credited for the period (if any) commencing upon that individual’s deemed Employment Commencement Date determined in accordance with Section 2.22 and ending upon the actual date the individual becomes an Employee shall be determined in accordance with the provisions of this Section 2.26, applied with reference to the newly affiliated entity rather than the Company, and in the case of a Participating Company, in accordance with the applicable joinder schedule appended to this Plan. In addition, Hours of Service of any Contract Site Employee, as defined in Section 2.22(b) hereof, credited for the period (if any) commencing upon that individual’s deemed Employment Commencement Date determined in accordance with Section 2.22 and ending upon the actual date the individual becomes an Employee shall be determined in accordance with the provisions of this Section 2.26 applied with reference to the entity employing such individual rather than the Company.

IN WITNESS WHEREOF, this instrument of amendment is executed this day of , 2000.